Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
January 29, 2021	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER

SHARE FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2020

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $355 thousand or $0.20 per diluted share, for the three months ended December 31, 2020 as compared to $727 thousand or $0.41 per diluted share for the same period in 2019. The $372 thousand or 51.2% decrease in net income during the three months ended December 31, 2020 was primarily attributable to a $418 thousand decrease in net interest income, a $19 thousand decrease in non-interest income and an increase in non-interest expense of $6 thousand; partially offset by a decrease in income tax expense of $71 thousand, when compared to the same period of 2019. The decrease in net interest income was the result of a $1.3 million decrease in interest income which was partially offset by an $894 thousand decrease in interest expense for the three months ending December 31, 2020, when compared to the same period in 2019. The decrease in interest income for the three months ended December 31, 2020 was primarily attributable to lower market yields earned on the Company’s floating rate investment and mortgage-backed securities portfolio and lower average balances of mortgage-backed securities outstanding. The decrease in interest expense for the three months ended December 31, 2020 compared to the same period of the prior year, was primarily attributable to lower market rates paid on FHLB short-term and variable rate long-term borrowings and lower average balances of FHLB long-term borrowings. Also contributing to the decrease in interest expense for the quarter ended December 31, 2020 compared to the same quarter of the 2019, were lower rates paid on time deposits as well as lower average balances of wholesale time deposits.    The increase in non-interest expense was primarily attributable to an increase of $27 thousand in federal deposit insurance expense, an increase of $13 thousand in equipment related expenses, a $9 thousand increase in data processing expense, and a $7 thousand increase in other operating expenses, which were partially offset by a $50 thousand decrease in charitable contribution expenses during the three months ended December 31, 2020 compared to the same period of 2019. The increase in federal deposit insurance expense was the result of the absence of the Small Bank Assessment Credits applied by the Federal Deposit Insurance Corporation (“FDIC”).    The decrease in total non-interest income was primarily the result of an $11 thousand decrease in service charges on deposit accounts and lower gains on the sale of investment securities of $21 thousand during the quarter ended December 31, 2020, when compared to the same quarter of the prior year. Partially offsetting these decreases was the absence of other than temporary impairment losses for the three months ended December 31, 2020 compared to a $16 thousand other than temporary impairment loss on the private label mortgage-backed securities (PLMBS) portfolio during the three months ended December 31, 2019. The decrease in income tax expense for the quarter ended December 31, 2020 was due to lower taxable income, when compared to the same period of 2019.

Net income for the six months ended December 31, 2020 totaled $775 thousand or $0.44 per diluted share, as compared to $1.5 million or $0.86 per diluted share for the same period in 2019. The $745 thousand or 49.0% decrease in net income during the six months ended December 31, 2020 was primarily attributable to an $882 thousand decrease in net interest income, an $18 thousand decrease in non-interest income, a $39 thousand increase in non-interest expense partially offset by a

$205 thousand decline in income tax expense, when compared to the same period in 2019.    The decrease in net interest income during the six months ended December 31, 2020 was attributable to a $2.6 million decrease in interest income which was partially offset by a $1.8 million decrease in interest expense when compared to the same period in 2019. The decrease in interest income was primarily the result of lower average yields on the Company’s floating rate investment and mortgage-backed securities, and lower outstanding balances of floating rate mortgage-backed securities partially offset by higher average outstanding balances of loans and investment securities, when compared to the same period in 2019. The decrease in interest expense for the six months ended December 31, 2020 when compared to the six months ended December 31, 2019, was primarily attributable to lower market rates paid on FHLB short-term and variable rate long-term advances, and wholesale time deposits, and lower average balances outstanding of both FHLB short-term and long-term advances and wholesale time deposits. The decrease in non-interest income was primarily attributable to lower charges on deposit accounts in the December 2020 period compared to the prior year period. The $39 thousand increase in other non-interest expense was primarily attributable to higher occupancy and equipment related expenses of $19 thousand, a $14 thousand increase in employee compensation and benefits, an $11 thousand increase in data processing expenses and a $77 thousand increase in federal deposit insurance expense as a result of the absence of the Small Bank Assessment Credits applied by the Federal Deposit Insurance Corporation (“FDIC”). The FDIC provided small banks (those with consolidated assets of less than $10 billion) assessment credits after the Deposit Insurance Fund ratio reached, and remained at 1.38 percent. The Bank had no remaining credits as of December 31, 2020. Partially offsetting these increases in non-interest expenses was a decrease of $50 thousand in charitable contribution expenses and a $32 thousand decrease on the provision for off-balance sheet items relating to lower balances of unfunded mortgage loan commitments during the six months ended December 31, 2020, when compared to the same period in 2019. The decrease in income tax expense for the six months ended December 31, 2020 was primarily the result of lower levels of taxable income, when compared to the same period in 2019.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.    The Savings Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	December 31, 2020 (Unaudited)	June 30, 2020 (Unaudited)
Total assets	$317,444	$357,101
Cash and Cash Equivalents	3,288	2,500
Certificates of Deposits	847	1,840
Investment securities available-for-sale	149,853	147,639
Investment securities held-to-maturity	2,745	3,495
Mortgage-backed securities held-to-maturity	58,440	97,106
Net loans receivable	90,324	91,032
Deposits	148,223	151,335
FHLB advances: long-term, fixed-rate	10,000	15,000
FHLB advances: long-term, variable-rate	25,000	85,000
FHLB advances: short-term	92,681	59,159
Short-term borrowings	1,000	7,000
Equity	38,427	36,913
Book value per share – Common Equity	20.20	19.36
Book value per share – Tier I Equity	19.93	19.65
Annualized Return on average assets	0.46%	0.69%
Annualized Return on average equity	4.12%	6.90%
Tier I leverage ratio	11.75%	10.16%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended December 31, (Unaudited)		Six Months Ended December 31, (Unaudited)
	2020	2019	2020	2019
Interest income	$1,459	$2,771	$3,124	$5,758
Interest expense	216	1,110	542	2,294

Net interest income	1,243	1,661	2,582	3,464
Provision for loan losses	(8)	(8)	(7)	(18)

Net interest income after provision for loan losses	1,251	1,669	2,589	3,482
Non-interest income	103	122	214	232
Non-interest expense	876	870	1,756	1,717

Income before income tax expense	478	921	1,047	1,997
Income taxes	123	194	272	477

NET INCOME	$355	$727	$775	$1,520

EARNINGS PER SHARE:
Basic	$0.20	$0.41	$0.44	$0.86
Diluted	$0.20	$0.41	$0.44	$0.86
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,749,372	1,771,457	1,748,705	1,773,509
Diluted	1,749,372	1,771,457	1,748,705	1,773,509